EXHIBIT 99.1

DYNACQ HEALTHCARE, INC. ENTERS INTO NEW $10 MILLION REVOLVING CREDIT FACILITY

HOUSTON—(BUSINESS WIRE)—May 31, 2005—Dynacq Healthcare, Inc. (Nasdaq SmallCap:DYII) (“Dynacq”) today announced the closing of a $10 million five year revolving credit facility with Merrill Lynch Capital, a division of Merrill Lynch Business Services Inc. Initially, the borrowings from this new credit facility were used to repay in full the total amount of $5.5 million, including accrued interest, outstanding under Dynacq’s previous credit agreement, which was terminated.

Borrowings under the new facility may be used for working capital needs (including cash reserves) of Dynacq and its borrowing subsidiaries. The new credit facility is secured by:

•	a first priority security interest in all existing and future accounts receivable and accounts receivable-related items and other assets and deposit accounts of specified Dynacq subsidiaries,

•	a pledge of 75% of equity interest in the operating entities of Dynacq’s Garland and Pasadena facilities; and

•	a negative pledge for the equity interests in Dynacq and other subsidiaries.

Neither Dynacq nor any of its subsidiaries have pledged any interest in real estate to secure obligations under the new credit facility, and none of Dynacq’s real estate subsidiaries are a borrower under the new facility.

Dynacq Healthcare, Inc. (www.dynacq.com) is a holding company. Its subsidiaries provide surgical healthcare services and related ancillary services through hospital facilities and outpatient surgical centers.

Certain statements included in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in our public filings with the United States Securities and Exchange Commission; also including, but not limited to, changes in interest rates, competitive pressures, changes in customer mix, changes in third party reimbursement rates, financial stability of major customers, changes in government regulations or the interpretation of these regulations, changes in supplier relationships, growth opportunities, cost savings, revenue enhancements, synergies and other benefits anticipated from acquisition transactions, difficulties relative to integrating acquired businesses, the accounting and tax treatment of acquisitions, and asserted and unasserted claims, which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

Contact:

    Dynacq Healthcare, Inc., Houston

    Christina L. Gutel-Williams, 713-378-2000

    christina.gutel@dynacq.com